As filed with the Securities and Exchange Commission on July 18, 2011

Registration No. 333-175393

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 1

to

Form S-1

Registration Statement Under The Securities Act of 1933

Silver Spring Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3576	43-1966972
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Silver Spring Networks, Inc.

555 Broadway Street

Redwood City, California 94063

(650) 298-4200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Scott Lang

Chairman of the Board, President and Chief Executive Officer

Silver Spring Networks, Inc.

555 Broadway Street

Redwood City, California 94063

(650) 298-4200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Gordon K. Davidson, Esq. Robert A. Freedman, Esq. Sayre E. Stevick, Esq. Michael A. Brown, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Michael A. Dillon, Esq. David B. Leeb, Esq. Silver Spring Networks, Inc. 555 Broadway Street Redwood City, California 94063 (650) 298-4200	Alan F. Denenberg, Esq. Sarah K. Solum, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 is being filed for the purpose of filing Exhibits 10.15 and 10.16 and amending the disclosures in Item 16 of Part II of the Registration Statement (Commission File No. 333-175393). No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:

SEC registration fee		$17,415
FINRA filing fee		15,500
The New York Stock Exchange listing fee		*
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation to be effective upon the closing of this offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws to be effective upon the closing of this offering, provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

Prior to the closing of this offering, the Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. Reference is also made to Section 11 of the underwriting agreement to be filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

Two of Registrant’s directors (Benjamin Kortlang and Warren M. Weiss) are also indemnified by their employers with regard to their service on the Registrant’s Board of Directors.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Title	Exhibit Number
Form of Underwriting Agreement	1.1
Form of Restated Certificate of Incorporation of the Registrant, to be in effect upon the closing of this offering	3.2
Form of Restated Bylaws of the Registrant, to be in effect upon the closing of this offering	3.4
Fourth Amended and Restated Investors’ Rights Agreement, dated December 11, 2009, by and among Registrant and certain security holders of the Registrant	4.2
Form of Indemnification Agreement	10.1

Item 15. Recent Sales of Unregistered Securities

Since July 1, 2008 and through June 30, 2011, the Registrant has issued and sold the following securities:

1. Since July 1, 2008, the Registrant has granted to its directors, officers, employees and consultants options to purchase 23,829,107 shares of common stock under its 2003 Plan with per share exercise prices ranging from $0.72 to $10.27, and has issued 3,113,484 shares of common stock upon exercise of such options, as well as 967,386 restricted stock units under its 2003 Plan. These transactions were exempt from the registration requirements of the Securities Act in reliance upon Rule 701 promulgated under the Securities Act, Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

2. In October 2008, the Registrant sold an aggregate of 14,799,091 shares of the Registrant’s Series D convertible preferred stock at a purchase price of $3.8927 per share for an aggregate purchase price of approximately $57.6 million to eight sophisticated accredited investors. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

3. In November 2008, the Registrant sold an aggregate of 200,000 shares of the Registrant’s common stock subject to time-based vesting to one of its officers at a purchase price of $0.72 per share for an aggregate purchase price of $144,000. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

4. In December 2008, the Registrant sold an aggregate of 2,671,666 shares of the Registrant’s Series D convertible preferred stock at a purchase price of $3.8927 per share for an aggregate purchase price of approximately $10.4 million to two sophisticated accredited investors. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

5. In January 2009, the Registrant sold an aggregate of 3,917,589 shares of the Registrant’s Series D convertible preferred stock at a purchase price of $3.8927 per share for an aggregate purchase price of approximately $15.2 million to two sophisticated accredited investors. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

6. In March 2009, the Registrant sold an aggregate of 1,731,853 shares of the Registrant’s Series D convertible preferred stock at a purchase price of $3.8927 per share for an aggregate purchase price of approximately $6.7 million to one sophisticated accredited investor. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

7. In October 2009, the Registrant issued an aggregate of 650,000 shares of the Registrant’s common stock to stockholders of Greenbox Technology Inc. as consideration for the acquisition of Greenbox Technology Inc., or Greenbox, by the Registrant. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

8. In October 2009, in connection with the acquisition of Greenbox, the Registrant assumed and converted options to purchase shares of Greenbox common stock into options to purchase 80,840 shares of the Registrant’s common stock at a per share exercise price of $1.50. Since then, the Registrant has issued 22,757 shares of the Registrant’s common stock upon exercise of such options. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

9. In December 2009, the Registrant sold an aggregate of 10,500,000 shares of the Registrant’s Series E convertible preferred stock at a purchase price of $10.00 per share for an aggregate purchase price of $105.0 million to 43 purchasers that represented to us that they were sophisticated accredited investors and qualified institutional buyers. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

10. In December 2009, the Registrant issued one warrant exercisable for 13,194 shares of the Registrant’s Series E convertible preferred stock and up to an additional 13,195 shares of the Registrant’s Series E convertible preferred stock, at an exercise price of $10.00 per share to a sophisticated accredited investor. In December 2010, the Registrant granted 4,027 shares of the additional shares to the investor and in May 2011, the Registrant granted the remaining 9,168 shares of the additional shares to the investor, such that the warrant was exercisable for 26,389 shares of the Registrant’s Series E convertible preferred stock. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

11. In March 2011, the Registrant issued one warrant exercisable for 250,000 shares of Registrant’s common stock at an exercise price of $0.001 per share to a sophisticated accredited investor. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above. All recipients of the foregoing transactions either received adequate information about the Registrant or had access, through their relationships with the Registrant, to such information. Furthermore, the Registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference:

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith
1.1*	Form of Underwriting Agreement.

3.1	Seventh Restated Certificate of Incorporation of the Registrant, as amended.	S-1	333-175393	3.1	7/7/2011

3.2*	Form of Restated Certificate of Incorporation of the Registrant, to be in effect upon the closing of this offering.

3.3	Bylaws of the Registrant.	S-1	333-175393	3.1	7/7/2011

3.4*	Form of Restated Bylaws of the Registrant, to be in effect upon the closing of this offering.

4.1*	Form of Registrant’s common stock certificate.

4.2	Fourth Amended and Restated Investors’ Rights Agreement, dated December 11, 2009, by and among Registrant and certain security holders of the Registrant.	S-1	333-175393	3.1	7/7/2011

5.1*	Opinion of Fenwick & West LLP.

10.1	Form of Indemnification Agreement.	S-1	333-175393	3.1	7/7/2011

10.2	2003 Stock Option Plan, as amended, and forms of stock option agreement, stock option exercise agreement, restricted stock agreement and restricted stock unit agreement.	S-1	333-175393	3.1	7/7/2011

10.3*	2011 Equity Incentive Plan, to be in effect upon the closing of this offering, and forms of stock option award agreement, restricted stock agreement, stock appreciation right award agreement, restricted stock unit award agreement, performance shares award agreement and stock bonus award agreement.

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.4*	2011 Employee Stock Purchase Plan, to be in effect upon the closing of this offering, and form of subscription agreement.

10.5	Offer Letter Employment Agreement, dated June 24, 2004, between the Registrant and Scott A. Lang.	S-1	333-175393	3.1	7/7/2011

10.6	Letter Agreement, dated September 11, 2008, between the Registrant and Scott A. Lang.	S-1	333-175393	3.1	7/7/2011

10.7	Letter Agreement, dated December 17, 2009, between the Registrant and Scott A. Lang.	S-1	333-175393	3.1	7/7/2011

10.8	Offer Letter Employment Agreement, dated September 23, 2010, between the Registrant and John R. Joyce.	S-1	333-175393	3.1	7/7/2011

10.9	Amended and Restated Offer Letter Employment Agreement, dated December 22, 2009, between the Registrant and Warren C. Jenson.	S-1	333-175393	3.1	7/7/2011

10.10	Offer Letter Employment Agreement, dated November 1, 2010, between the Registrant and Michael A. Dillon.	S-1	333-175393	3.1	7/7/2011

10.11	Offer Letter Employment Agreement, dated November 24, 2003, between the Registrant and Raj Vaswani.	S-1	333-175393	3.1	7/7/2011

10.12	Change of Control Letter Agreement, dated December 17, 2009, between the Registrant and Raj Vaswani.	S-1	333-175393	3.1	7/7/2011

10.13	Change of Control Letter Agreement, dated March 24, 2011, between the Registrant and Eric P. Dresselhuys, as amended.	S-1	333-175393	3.1	7/7/2011

10.14	Lease Agreement, dated July 5, 2007, as amended, between the Registrant and the Board of Trustees of The Leland Stanford Junior University.	S-1	333-175393	3.1	7/7/2011

10.15†	SmartMeter Program Upgrade Supply Agreement, dated July 23, 2008, as amended, between the Registrant and Pacific Gas and Electric Company.					*

10.16†	Master Services and Software License Agreement, dated August 1, 2007, between the Registrant and Florida Power & Light Company.					*

10.17	Non-Plan Restricted Stock Grant Agreement, dated November 19, 2008, between the Registrant and Warren C. Jenson.	S-1	333-175393	3.1	7/7/2011

23.1	Consent of Independent Registered Public Accounting Firm.	S-1	333-175393	3.1	7/7/2011

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith
23.2*	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1	Power of Attorney.	S-1	333-175393	3.1	7/7/2011

99.1	Consent of Pike Research LLC.	S-1	333-175393	3.1	7/7/2011

*	To be filed by amendment.
†	Registrant has omitted portions of the referenced exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act.

(b)	Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on this 18th day of July, 2011.

SILVER SPRING NETWORKS, INC.

By:	/s/ Scott A. Lang
Scott A. Lang
Chairman of the Board of Directors,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott A. Lang Scott A. Lang	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	July 18, 2011

/s/ John R. Joyce John R. Joyce	Vice Chairman and Chief Financial Officer (Principal Financial Officer)	July 18, 2011

/s/ Susan J.S. Taylor Susan J.S. Taylor	Chief Accounting Officer and Vice President, Corporate Controller (Principal Accounting Officer)	July 18, 2011

* Benjamin Kortlang	Director	July 18, 2011

* Thomas R. Kuhn	Director	July 18, 2011

* Corbin A. McNeill, Jr.	Director	July 18, 2011

* Jonathan Schwartz	Director	July 18, 2011

* Richard A. Simonson	Director	July 18, 2011

* Laura D. Tyson	Director	July 18, 2011

* Warren M. Weiss	Director	July 18, 2011

Signature	Title	Date

* Thomas H. Werner	Director	July 18, 2011

* By:	/s/ Scott A. Lang	Attorney-in-Fact	July 18, 2011
Scott A. Lang

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith
1.1*	Form of Underwriting Agreement.

3.1	Seventh Restated Certificate of Incorporation of the Registrant, as amended.	S-1	333-175393	3.1	7/7/2011

3.2*	Form of Restated Certificate of Incorporation of the Registrant, to be in effect upon the closing of this offering.

3.3	Bylaws of the Registrant.	S-1	333-175393	3.1	7/7/2011

3.4*	Form of Restated Bylaws of the Registrant, to be in effect upon the closing of this offering.

4.1*	Form of Registrant’s common stock certificate.

4.2	Fourth Amended and Restated Investors’ Rights Agreement, dated December 11, 2009, by and among Registrant and certain security holders of the Registrant.	S-1	333-175393	3.1	7/7/2011

5.1*	Opinion of Fenwick & West LLP.

10.1	Form of Indemnification Agreement.	S-1	333-175393	3.1	7/7/2011

10.2	2003 Stock Option Plan, as amended, and forms of stock option agreement, stock option exercise agreement, restricted stock agreement and restricted stock unit agreement.	S-1	333-175393	3.1	7/7/2011

10.3*	2011 Equity Incentive Plan, to be in effect upon the closing of this offering, and forms of stock option award agreement, restricted stock agreement, stock appreciation right award agreement, restricted stock unit award agreement, performance shares award agreement and stock bonus award agreement.

10.4*	2011 Employee Stock Purchase Plan, to be in effect upon the closing of this offering, and form of subscription agreement.

10.5	Offer Letter Employment Agreement, dated June 24, 2004, between the Registrant and Scott A. Lang.	S-1	333-175393	3.1	7/7/2011

10.6	Letter Agreement, dated September 11, 2008, between the Registrant and Scott A. Lang.	S-1	333-175393	3.1	7/7/2011

10.7	Letter Agreement, dated December 17, 2009, between the Registrant and Scott A. Lang.	S-1	333-175393	3.1	7/7/2011

10.8	Offer Letter Employment Agreement, dated September 23, 2010, between the Registrant and John R. Joyce.	S-1	333-175393	3.1	7/7/2011

10.9	Amended and Restated Offer Letter Employment Agreement, dated December 22, 2009, between the Registrant and Warren C. Jenson.	S-1	333-175393	3.1	7/7/2011

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.10	Offer Letter Employment Agreement, dated November 1, 2010, between the Registrant and Michael A. Dillon.	S-1	333-175393	3.1	7/7/2011

10.11	Offer Letter Employment Agreement, dated November 24, 2003, between the Registrant and Raj Vaswani.	S-1	333-175393	3.1	7/7/2011

10.12	Change of Control Letter Agreement, dated December 17, 2009, between the Registrant and Raj Vaswani.	S-1	333-175393	3.1	7/7/2011

10.13	Change of Control Letter Agreement, dated March 24, 2011, between the Registrant and Eric P. Dresselhuys, as amended.	S-1	333-175393	3.1	7/7/2011

10.14	Lease Agreement, dated July 5, 2007, as amended, between the Registrant and the Board of Trustees of The Leland Stanford Junior University.	S-1	333-175393	3.1	7/7/2011

10.15†	SmartMeter Program Upgrade Supply Agreement, dated July 23, 2008, as amended, between the Registrant and Pacific Gas and Electric Company.					*

10.16†	Master Services and Software License Agreement, dated August 1, 2007, between the Registrant and Florida Power & Light Company.					*

10.17	Non-Plan Restricted Stock Grant Agreement, dated November 19, 2008, between the Registrant and Warren C. Jenson.	S-1	333-175393	3.1	7/7/2011

23.1	Consent of Independent Registered Public Accounting Firm.	S-1	333-175393	3.1	7/7/2011

23.2*	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1	Power of Attorney.	S-1	333-175393	3.1	7/7/2011

99.1	Consent of Pike Research LLC.	S-1	333-175393	3.1	7/7/2011

*	To be filed by amendment.
†	Registrant has omitted portions of the referenced exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act.